Exhibit 99.1

Voyager Learning Company

3Q 2007 Conference Call

November 15, 2007 at 4:00pm EST

Transcript for November 15 Earnings Call.

Good afternoon, everyone. Welcome to the Voyager Learning Company third quarter 2007 conference call. I will now turn the call over to Ms. Shannan Overbeck.

Thank you Operator.

My name is Shannan Overbeck and I am Voyager Learning Company's head of investor relations. Before turning the call over to Richard Surratt, Voyager Learning Company's President and CEO, I have a few comments regarding the information we are providing today.

A transcript and web cast of today's call will be available on the company's corporate website, voyagercompany.com.

Please note that statements will be made on today's call that are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company's performance to differ materially from statements made today. Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our press releases and documents recently filed by the company with the SEC.

Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in filings with the SEC, and on the company's website.

The information presented today is based on our preliminary and unaudited results through September 30, 2007. Final results may differ from those reported on this call.

Let me now turn the call over to Richard.

Richard Surratt

Thanks Shannan and welcome everyone to our third quarter 2007 business update.

Participating in the call with me today is Ron Klausner, President and Brad Almond, CFO of Voyager Expanded Learning. Both Ron and Brad are located in Dallas and have responsibility for all of our Voyager operating businesses that publish and sell education solutions in the K-12 market.

On today's call I plan to cover corporate items, Brad will discuss year to date results for the Voyager operating businesses, and then Ron will add some color to the numbers and discuss what he sees going on in the market. Following these prepared comments we will take questions as time allows.

I would like to start with the fact that we plan to issue an 8-K later today saying that our audit committee has approved engaging Whitley Penn LLP as our new independent registered public accounting firm for our 2007 fiscal year.

KPMG will continue as our independent auditor until they issue their reports for the 2006 fiscal year, at which time KPMG will be dismissed.

We have no disagreements with KPMG on any matter of accounting principals or practice, financial statement disclosures or audit scope or procedures, but given the changes we've gone through over the last year that leave us a significantly smaller, primarily domestic company we believe that it was appropriate for us to consider other auditors and after going through an RFP process, that Whitley Penn is a better choice for us cost and attention wise.

We filed our 2005 10-K on August 31 and are now working on completing our 2006 audit and filings. We are currently on track to complete our 2006 audit in January or February and anticipate we can file our 2006 10-Qs and 10-K around the end of the first quarter 2008. Because we have transferred responsibility to the Dallas financial staff for completing the 2007 audit and filings, we anticipate much of the 2007 work will be done in parallel with the 2006 work. As a result, we currently anticipate we will finish our fiscal year 2007 audit and filings around the end of the second quarter 2008.

Our transition of corporate functions to Dallas is nearly complete. We are down to 11 corporate employees in Ann Arbor plus temporary external accounting and tax help. All of the Ann Arbor corporate employees are working on completing our 2006 filings and tax returns at this point. We expect that we will remain at about this number of corporate employees until the fiscal year 2006 10-Qs and K are filed.

With regard to cash, we finished October with approximately $50 million in cash and cash equivalents. Taking into account projected corporate cash flows for the remainder of the year, we expect to have cash on hand of approximately $75 to $85 million in early 2008. This is about $10 million lower than projected in July of which approximately $7 million is for settlement of litigation and legal fees which I will discuss in more detail and $3 million is for the lower full year outlook for Voyager. The $75 to $85 million is our projected cash balance in early 2008 after receipt of all tax refunds we have coming.

Not included in the $75 to 85 million expected cash balance is approximately $40 to $45 million in net present value of liabilities related to legacy retirement plans and long term lease obligations not part of the Voyager operating businesses. As mentioned in our last call, we have been evaluating and will continue to evaluate the possibility of paying some or all of these obligations up front when it makes sense for us to do so.

I would now like to update regarding the two legal contingencies discussed in the July call.

The first matter involves a claim for approximately $4 million submitted by the company that bought the periodical microfilm processing and course pack businesses from PQIL in November of 2005. We have reached a tentative settlement agreement with the claimant for approximately $1.5 million. Under the terms of the tentative agreement we would use a note receivable owed by the claimant in full and final settlement of the claim. Assuming we are able to finalize the settlement under these terms, there would be no cash impact associated with this settlement.

The second liability is for a law suit filed by a Texas company alleging intellectual property infringement against Voyager for software that was developed in 2001. We arbitrated the claim in September and were notified last week that the panel found in favor of claimant in the amount of approximately $6 million including claimant's legal fees and arbitration costs. Our legal fees not covered by insurance were approximately $1.5 million. While we were disappointed with the result, this ruling settles all current and future claims by this party. We are not aware of and do not expect any subsequent claims by other parties as a result of the ruling. As mentioned earlier, the $75 to 85 million in projected cash for the first quarter 2008 was reduced by approximately $7.5 million to reflect the final outcome associated with these two legal contingencies.

Finally, I would like to update everyone regarding the status of shareholder litigation against the company and the ongoing SEC investigation stemming from the restatement.

A consolidated shareholder securities class action law suit continues in Federal court in Michigan. An amended complaint was filed by the claimants in that suit in January 2007 and we in turn filed a motion to dismiss in March of this year. The motion to dismiss, unfortunately, was denied in early November. Of course the denial of our motion is without prejudice to our right to seek dismissal of the case at summary judgment or trial. We now anticipate that discovery in the shareholder suit will start sometime in early 2008 and that the suit could take 12 to 24 months to resolve, and possibility even longer. The company has D&O insurance, subject to the reservation of rights letter the Company has received from its carriers, for the period covered by the claim and we are working with our insurance carriers to vigorously defend the claim. At this point, there is no way to predict the outcome of the suit or estimate damages, if any, and there is no assurance that expense incurred by the company as a result of the claim that is not covered by insurance, if any, will not be material.

There is also a derivative lawsuit that was filed in Michigan. The Voyager Learning Company Board of Directors formed a special committee shortly after the derivative suit was filed to review and make recommendations regarding the allegations raised in the derivative action. The suit has been stayed in the Michigan court pending the conclusion of the Special Committee's review and report which is expected in the near term.

Lastly, the company continues to cooperate with the SEC in its investigation related to the restatement. We can't predict the outcome or timing of the SEC's investigation, but we can say that there have been no new material findings or allegations of which the company is aware. We issued a press release in June 2006 summarizing the results of the Audit Committee investigation and it, combined with our most recently filed 2005 10-K, contain all of the material findings of which we are currently aware.

I would now like to turn things over to Brad Almond, CFO of Voyager Expanded Learning, to provide an update on year-to-date operating results.

Brad Almond

Good afternoon everyone.

The following preliminary and unaudited financial information has not yet been reviewed or audited by our independent registered public accounting firm. Because this financial information is unaudited, it is considered preliminary and is therefore subject to change. For clarity, the information presented here does not include corporate expenses covering such things as restatement costs, legacy obligations or corporate overhead. These results also do not include the financial results of ProQuest Information and Learning for the stub period between January 1, 2007 and Feb 9, 2007, which is the date on which the sale of PQIL was completed.

My comments will focus on the combined operating results through the third quarter for Voyager Expanded Learning, ExploreLearning and Learning A to Z, hereafter referred to as the "Voyager Operating" business or businesses. From this point on, all references to Voyager or the Operating Business will mean the combined products from these three businesses unless otherwise noted.

For the nine months ending September 30, 2007, the Voyager Operating business had estimated and preliminary revenue of $87 million, Earnings from Continuing Operations before Interest and Income Tax, which is referred to here are as EBIT, of $10 million and EBITDA of $26 million.

This compares to preliminary revenue of $94 million, EBIT of $13 million and EBITDA of $30 million for the same nine month period of 2006.

2007 revenue for the first nine months compared to 2006 is lower by $7 million. Even though shipped orders for our products have risen slightly by 2% year to date versus last year, GAAP revenue has declined year over year. As discussed in our July earnings call, there are two primary reasons the revenue, through the third quarter, on a GAAP basis, is lower than last year.  The first is that 2006 revenue included a one-time benefit from an accounting policy change which moved approximately $4 million in revenue from late 2005 into early 2006.   This one time benefit to 2006 revenue was described in our March press release.  The second reason is that in 2007 we have deferred a larger percentage of sales than we did in 2006.  In 2007, our sales mix has continued to trend toward a higher percentage of technology and support which require revenue to be recognized over the period in which the services are delivered. To further illustrate this impact we have seen our deferred revenue rise by approximately $2 million over the first nine months of 2007. The majority of this deferred revenue will be recognized as revenue over the next 12 months.   As we add more technology components to our products, we expect this trend to continue.

Similar to the second quarter 2007, the value of shipped orders rose in the third quarter relative to 2006, however, the magnitude of the Q3 year-on-year-growth in shipped orders was lower than we had anticipated in July. While 3Q was disappointing in that regard, we are optimistic that the recent revision we made to Voyager Passport, which is our largest product will help get us back on track. We will fully launch the new and revised version of Voyager Passport in January. Based on the soft launch to a small set of customers, we are pleased with the initial feedback and we believe the new product is differentiated and will be very competitive in the market. We realized a decline of about 22 percent in shipped orders of Voyager Passport in 2006 relative to 2005, but are anticipating that the new Voyager Passport will allow us to significantly reduce the decline in 2007 to about 3 percent and then grow Voyager Passport again in 2008. We also continue to see year-on-year growth in our online supplemental products from ExploreLearning and Learning A to Z, as well as growth in our middle school reading intervention and math intervention products. While growth in these areas has been significant in 2007, they were less than anticipated and have not been sufficient to offset declines in older products like Voyager Universal Literacy System. With that said, we continue to take steps to increase the pace of growth in our new products while trying to abate or reverse the declines in ULS. I'll speak more in a minute about the capital investment plans we believe will help us do that.

EBIT for the first nine months of 2007 was $3 million short of the same period in 2006 and EBITDA was $4 million short. The declines in both EBIT and EBITDA were primarily caused by the $7 million decline in revenue discussed earlier. That revenue decline, at standard margins, would have resulted in an earnings decline of approximately $5 to 6 million. However, the decline was offset by about $2 million in lower operating spending and improvements in the cost of materials which we were able to accomplish without any material impact on the business.

Capital expenditures are now projected to be between $8 and $10 million for full year 2007 which is about $2 million less than we were projecting in July. That compares to approximately $6 million in capex for full year 2006. Capex is comprised of purchases of fixed assets, capitalized software development and curriculum development. Curriculum development represents approximately 70% of all capitalized costs. Second in magnitude is software development which accounts for roughly 20% of capitalized costs. The remaining 10% represents purchases of general fixed assets for the Voyager operating business. We believe this large percentage of capital spent on customer facing items will be one of the things that will help us grow the top line going forward.

Looking forward to 2008, we anticipate capital expenditures will be slightly lower and in the range of $7 to $9 million. Thereafter, we anticipate capital expenditures will need to grow 5 to 10% per year in line with what we believe is achievable organic revenue growth.

Due to Q3 results coming in less than expected, we are adjusting our previously issued full year guidance to a range of $106 to $112 million in revenue versus previous guidance of $116 to $124 million. We project a resulting EBIT range of $7 to $10 million versus the original guidance of $10 to $13 million. And lastly we are updating our EBITDA guidance to a range of $29 to $32 million versus original guidance of $32 to $35 million.

Ron will expand further on the reasons why our results have been less than expected to date in his discussion.

I'd like to finish by reminding people that these operating results exclude corporate expenses and the results of ProQuest Information and Learning which was sold in February. We currently estimate that the ongoing incremental cost of assuming the corporate functions necessary to operate as a stand-alone publicly traded company, exclusive of any remaining corporate legacy obligations and beginning in 2008, will be between $3 to $4 million per year, which is lower than previously provided estimates in the $4 to $5 million range.

I would now like to turn things over to Ron Klausner, President of Voyager.

Ron Klausner

Thank you Brad.

I would like to share some comments regarding our education business before opening it up for Q&A.

We had some bright spots in Q3, but as Brad mentioned, overall we were disappointed with the results.  There has been strong acceptance and use of our new and revised Voyager Passport reading intervention product as well as our digital online capabilities.  Passport Reading Journeys and Vmath, which are our middle-school reading and grades 3 through 8 math intervention products, respectively, have grown significantly this year, but we have not realized the growth we expected from them. Because we did not achieve the growth we anticipated with these two products, we were not able to offset the anticipated declines in our K-3 core curriculum product, Voyager Universal Literacy System, or to a lesser degree the decline in our reading intervention product, Voyager Passport.  In addition, due to New York State budget difficulties, we lost a key sale of our professional training product for teachers, called VoyagerU, that we were expecting to renew in 2007.

With that said, we are pleased with the success so far of the new and revised version of Voyager Passport. As indicated before, Voyager Passport is our largest product and it was in dire need of a revision. We completed the updated version of Voyager Passport this past summer and did a soft launch with a few critical customers, generating approximately $5 million in sales.  We were able to successfully compete in two state reading adoptions where the competitors' intervention products were offered at very low prices as part of a bundled package with core products.  The new and revised version of Voyager Passport, which I will refer to as Passport 2.0, is now a blended solution of hard copy materials and new web-based student instruction.  For the web-based component, usage by students in the small group of customers who are now using Passport 2.0 is growing very well and we expect it to continue growing significantly. This last week we had 6,800 students online with an average use per student of more than one and a half hours.  This is compared with 4,200 students in the previous week.  The incremental practice time that the web-based component provides for in Passport 2.0 is essential for bringing struggling readers to proficiency and making the product easier for teachers to use.  Time will tell if Passport 2.0 is as big of a hit as we think it will be, but we're excited about the new product and the early reviews which include one already from the State of Florida. The State of Florida Department of Education reviewed eight early reading intervention programs, including Passport 2.0 a few weeks ago. We received a perfect score in all four dimensions by the body of six reviewers.  As noted by Brad, we are targeting a full launch of Passport 2.0 in January 2008.

In addition, we are undertaking a significant enhancement of Vmath which we expect to be available for the Fall 2008 selling season. This enhancement should improve concept development with integrated computer simulations and tactile learning, as well as increase the presence of problem-solving strategies, math communication, critical thinking, and algebraic reasoning. This is consistent with our view that the strong implementation of a blended model of teacher instruction and independent student learning is critical to better student outcomes.

From an industry standpoint, it has been a relatively solid year for the basal publishers, but not so for supplemental publishers.  Obviously, No Child Left Behind reauthorization is getting a lot of press, and in our view, it will not be reauthorized until a new President is in the White House.  In my opinion, it is likely that accountability in reading and math is here to stay regardless of who controls Congress or the White House.  We continue to believe one of the primary changes going forward is likely to be an increased focus on measuring and rewarding schools based on the rate students are improving rather than the achievement of specific levels on tests.  We believe this change, should it occur, is likely to be favorable to us.  Our customers have shown that disadvantaged students using our programs can and do realize significant rates of improvement when our products are implemented and used properly.

As we noted on our July call, we believe it is highly likely that Reading First funding will be reduced when NCLB is reauthorized. Indicators suggest Reading First funding could be reduced by as much as 60 percent, from $1 billion per year to $400 million.  However, to offset this, it appears that some of those funds will shift to other programs and that other sources of funding such as Title 1 - currently our largest funding source - and funding for math intervention, middle school reading programs, and special education will increase.  Bottom line, there are going to be changes in funding sources, and while we will seek to take the appropriate actions to position our product offerings in line with those changes, at this point it is still too early to say with any certainty how the changes will affect Voyager or the rest of the education industry long term.

Voyager products are predicated on understanding how and why children learn to read or perform math, and what we can do for those children who continue to struggle.  In addition to our scientifically-based curriculum and technology-supported instructional models, we believe a significant differentiator is our service model.  Teachers are better able to implement programs and teach reading and math with ongoing training and implementation support throughout the year than they are without it.  In addition to the more than 150 ex-teachers and ex-principals who we use to provide service throughout the year by modeling lessons, conferring with educators, and analyzing data to help teachers better adapt instruction, we have now added an online product training capability.  When quality materials are combined with quality professional development, better student outcomes are achieved, thereby, increasing customer loyalty. Over time, customer loyalty will yield better sales.

Richard Surratt

Thanks Ron.

We would now like to open the line for questions, but before doing so, I am going to ask that each person limit themselves to one question so that we can accommodate as many callers as possible. Also, if you don't mind, please introduce yourself before asking your question.

I will also say that for reasons I am sure most of you will understand, we will not be able to say more about any open litigation or investigation other than what was summarized earlier.

With that said, we will be happy to turn it back over to the operator to facilitate questions.

Voyager Learning Company

Third Quarter 2007 Conference Call

November 15, 2007 at 4:00pm EST

Attachment of Non-GAAP to GAAP Reconciliations

EBITDA to EBIT

Millions $'s	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007
Earnings from continuing operations before interest and income taxes (also known as EBIT)	13	10
Less: Amortization of Purchased Intangibles	14	12
Less: All Other Depreciation and Amortization	3	4
EBITDA (1)	30	26

  EBITDA is earnings before interest, taxes, depreciation, and amortization

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